Exhibit B

                                VOTING AGREEMENT

     THIS VOTING AGREEMENT (this "Agreement") is made and entered into as of the 17th day of January, 2004 (the "Effective Date"), by and between MJG-IV LIMITED PARTNERSHIP, a New York limited partnership ("MJG-IV") and Mario J. Gabelli (the "Proxy Holder"). In consideration of the agreements and mutual covenants set forth herein, the parties agree as follows:

     1. Appointment of Proxy Holder. MJG-IV hereby grants to the Proxy Holder, simultaneously with the execution of this Agreement, its proxy, with full power of substitution, and grants the Proxy Holder complete control over all rights to vote or consent (including rights to be present or absent for quorum purposes) with respect to the 480,000 shares (the "Shares") of common stock of Lynch Interactive Corporation (the "Company") that MJG-IV is purchasing from the Proxy Holder in accordance with the terms of that certain Stock Option Agreement dated December 4, 2003, between Mario J. Gabelli and M4E, L.L.C., of which the rights of M4E, L.L.C. thereunder were assigned to MJG-IV.

     2. Irrevocable Proxy.

     (a) The irrevocable proxy created hereby shall expire on January 16, 2007, or upon the Proxy Holder's death, if earlier, and throughout such period the Proxy Holder shall have the exclusive right to vote the Shares or to give written consents in lieu of voting thereon, subject to any limitation on the right to vote contained in the certificate of incorporation of the Company, or other certificate filed pursuant to law, in person or by proxy, at all meetings of the stockholders of the Company, and in all proceedings wherein the vote or written consent of stockholders may be required or authorized by law, subject to such instructions as are contained in this Agreement. (b) The Proxy Holder may, in his sole and absolute discretion, terminate this Agreement on thirty (30) days notice.

     3. Dividends. Notwithstanding anything to the contrary contained herein, at all times MJG-IV shall be entitled to receive payments of dividends, if any, upon their Shares. If any dividend in respect of the Shares is paid, in whole or in part, in stock of the Company having general voting powers, the Proxy Holder shall likewise have voting power, subject to the terms of this Agreement, for stock which is received on account of such dividend.

     4. Dissolution of Company. In the event of the dissolution or total or partial liquidation of the Company, whether voluntary or involuntary, MJG-IV shall receive the moneys, securities, rights, or property to which the holders of the capital stock of the Company are entitled.

     5. Rights of Proxy Holder.

     (a) The Proxy Holder shall have the right, subject to the provisions set forth in this Agreement, to exercise, in person or by his nominees or proxies, all of MJG-IV's voting rights and powers in respect of all stock hereunder, and to take part in or consent to any corporate or stockholders' action of any kind whatsoever. The right to vote shall include the right to vote for the election of directors, and in favor of or against any resolution or proposed action of any character whatsoever, which may be presented at any meeting or require the consent of stockholders of the Company. Without limiting such general right, it
is  understood   that  such  action  or  proceeding  may  include,   upon  terms
satisfactory to the Proxy Holder, or to his nominees or proxies thereto appointed by him, the mortgaging of, creating a security interest in and/or pledging of all or any part of the property of the Company; the lease or sale of all or any part of the property of the Company; the commencement of voluntary bankruptcy or similar insolvency proceedings by the Company; the commencement of any business by the Company other than as stated in its certificate of incorporation in effect on the date hereof; the amendment of the certificate of
incorporation  of  the  Company;   the  dissolution  of  the  Company;   or  the
consolidation, merger, reorganization, or recapitalization of the Company.
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     (b) In voting  the stock held by him  hereunder  either in person or by his nominees or proxies, the Proxy Holder shall exercise his best judgment to select suitable directors of the Company, and, in voting upon any matters that may come before him at any stockholders' meeting, the Proxy Holder shall exercise like judgment.

     6. Severability. Any provision of this Agreement prohibited or unenforceable under any applicable law of any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. Where, however, the conflicting provisions of any such applicable law may be waived, they are hereby waived by the parties hereto to the full extent permitted by law, to the end that this Agreement shall be enforceable as written.

     7. Successors. This Agreement shall be binding upon, and shall inure to the
benefit  of,  the  parties  hereto  and  their  respective   heirs,   executors,
administrators, representatives, successors and assigns.

     8. Modification and Amendment. This Agreement may not be modified or amended except by a writing signed by each of the parties hereto.

     9. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

     10. Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, and such counterparts shall together constitute but one and the same instrument.

     11. Pronouns. Whenever the context may require, any pronouns used herein shall be deemed also to include the corresponding neuter, masculine or feminine forms.

     12. Headings. The headings in this Agreement are for convenience of reference only and shall not constitute a part of this Agreement, nor shall they affect their meaning, construction or effect.

     13. Further Assurances. Each party shall cooperate and take such action as may be reasonably requested by another party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

     14. Entire Agreement. This Agreement represents the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, written or oral, among the parties with respect to the subject matter hereof.


     IN WITNESS WHEREOF, the parties hereto have executed this Proxy on the date first mentioned above.




--------------------------
Mario J. Gabelli, Proxy Holder



MJG-IV LIMITED PARTNERSHIP



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